Exhibit 99.1

FOR IMMEDIATE RELEASE

T2 Biosystems Reports 2015 Fourth Quarter, Full Year Results

T2Candida on Track for Year; T2Bacteria Kicks Off Pivotal Trial On Schedule

LEXINGTON, Mass., February 16, 2016 — T2 Biosystems, Inc. (NASDAQ:TTOO) today reported operating highlights and financial results for the fourth quarter and year ended December 31, 2015. Recent operational highlights included:

•                  During the fourth quarter, the Company received commitments for the adoption of T2Candida® and the T2Dx® with 11 new hospitals in the United States, including two multi-facility hospital systems of 22 and 14 hospitals, respectively. This brought the total number of commitments to 30 as of December 31, 2015.

•                  As of December 31, 2015, nine hospitals completed installation and verification and began using T2Candida to test patients.

•                  During the fourth quarter, the Company began patient enrollment in its T2Bacteria® Panel clinical trial.

•                  On October 8, 2015, T2Candida was highlighted in a publication in the New England Journal of Medicine on invasive candidiasis as the most sensitive and specific diagnostic test available for disease diagnosis.

•                  In December, the label for T2Candida was expanded based on newly published data to state that T2Candida provides superior sensitivity (96.4 percent) compared to blood culture (60 percent) in candidemia and invasive candidiasis detection.

•                  In November, the Company announced the appointment of veteran healthcare executive, David P. Harding, as the Company’s chief commercial officer.

•                  In November, the Company presented data on its investigational T2Bacteria Panel at the Association of Molecular Pathology (AMP) 2015 Annual Meeting in Austin, Texas. The data demonstrated the ability of T2Bacteria to provide the rapid and sensitive identification of six sepsis-causing bacteria, directly from whole blood, with limits of detection as low as 1 CFU/mL.

•                  In December, the Company completed a successful secondary public offering of common stock, raising net proceeds of $33.26 million.

“We ended 2015 and entered the new year with strong momentum, hitting our stated goal of hospital commitments and signing our first multi-hospital systems in the fourth quarter,” said John McDonough, president and CEO of T2 Biosystems. “In addition to the T2Candida program remaining on track, we kicked off enrollment for the T2Bacteria trial as scheduled and are targeting possible commercialization of that product early next year. As our active installed base grows and hospitals produce independent data on the very real lives and costs saved by their use of the only species-specific, direct from sample sepsis diagnostic, we believe adoption will accelerate. We also consider that environment to be ideal for the creation of a commercial tipping point and for the subsequent adoption of the T2Bacteria Panel at hospitals that are already awaiting its approval.”

Financial Results

Total revenue in the fourth quarter of 2015 was $1.01 million, which consisted of $343,000 of product revenue and $668,000 of research revenue. Product revenue in the fourth quarter was primarily derived from the sale of consumable diagnostic tests. The Company recorded $119,000 in research-related revenue in the fourth quarter of 2014.

Total revenue for the full year of 2015 was $2.8 million, which consisted of $599,000 of product revenue and $2.2 million of research revenue. Product revenue included sales of T2Dx instruments and consumable diagnostic tests to various hospitals. The Company recorded $119,000 of research revenue, but did not record product revenue for calendar year of 2014.

Total operating expenses for the fourth quarter of 2015 were $11.6 million compared to $9.0 million for the fourth quarter of 2014. Operating expenses for the quarter increased over the previous year, as we continued to expand our sales force and increase research and development on new applications that utilize our T2MR platform. However, operating expenses for the fourth quarter of 2015 were lower than previously forecast, primarily due to lower than anticipated personnel-related costs.

Total operating expenses for calendar year 2015 were $44.4 million compared to $30.8 million for calendar year 2014. Operating expenses for the full year increased over the previous year primarily as a result of personnel-related costs, cost associated with commercialization of our products and investments in research and development.

The net loss applicable to common shareholders for the fourth quarter of 2015 was $12.0 million, or $0.56 loss per share, compared to $9.1 million, or $0.45 loss per share for the fourth quarter of 2014. The increased loss was principally driven by the cost of product revenue and the increased operating expenses noted above. The loss per share calculation for the fourth quarter was impacted by the weighted average increase in common shares outstanding resulting from the December 2015 secondary public offering of our common stock.

The net loss applicable to common shareholders for the full year of 2015 was $45.3 million, or $2.21 per share, compared to $36.0 million, or $4.15 per share (after adjustments for the accretion of redeemable convertible preferred stock prior to our August 2014 initial public offering). The increase in net loss was driven by the cost of product revenue and the increase in operating expenses noted above. The loss per share calculation for the full year of 2015 was impacted by the weighted average increase in common shares outstanding resulting from our December 2015 secondary public offering of our common stock. The loss per share calculation for the full year of 2014 was impacted by the weighted average increase in common shares outstanding resulting from our August 2014 initial public offering.

The Company’s balance sheet as of December 31, 2015, showed total cash and cash equivalents of $73.7 million.

Outlook

In the first quarter of 2016, the Company anticipates comparable research revenue as was realized in the fourth quarter of 2015. We anticipate higher product revenue in our first quarter of 2016 than was realized in the fourth quarter of 2015, primarily as a result of additional hospitals going live and increasing the number of patients tested.

The Company hopes to end 2016 with 90 hospitals and hospital systems committed to our products, which could translate into 60 additional hospitals and hospital systems in 2016. Due to seasonality in the hospital contracting cycle, we expect hospital commitments in the first quarter of 2016 to be relatively flat with our closed commitment volume in Q4.

The Company also expects that approximately 90 percent of hospitals will use our reagent rental model in 2016 and 10 percent of new customers will elect to purchase the T2Dx instrument.

Consistent with our recent experience, we expect on average that hospitals will go live and begin testing patients within three to six months after contract signing.

The Company anticipates total first quarter of 2016 operating expenses to increase to between $13.0 million and $13.4 million. The growth in first quarter 2016 operating expenses is primarily attributable to higher personnel costs and higher costs associated with the clinical trial of our T2Bacteria product. The first quarter of 2016 is expected to include approximately $1.9 million in non-cash expenses, which are primarily depreciation and stock compensation expenses.

In addition to the $73.7 million of cash and cash equivalents on the Company’s balance sheet as of December 31, 2015, the Company has the ability to utilize a new $10 million equipment lease facility that the Company entered into in October 2015.

We are forecasting weighted average shares for the first quarter of 2016 to be 24,200,000 and for the full year we are forecasting 24,700,000. This reflects the shares issued in the secondary stock offering in December 2015, as well as additional stock option exercises and shares sold to employees through our Employee Stock Purchase Plan.

Conference Call

T2 Biosystems’ management will discuss the Company’s financial results for the fourth quarter and year ended December 31, 2015, and provide a general business update during a conference call beginning at 4:30 p.m. Eastern Time today, Tuesday, February 16, 2016. To join the call, participants may dial 1-877-407-4018 (U.S.) or 1-201-689-8471 (International). To listen to the live call via T2 Biosystems’ website, go to www.t2biosystems.com, in the Events & Presentations section. A webcast replay of the call will be available for 30 days following the conclusion of the call in the Events & Presentations section of the website.

About T2 Biosystems

T2 Biosystems is focused on developing innovative diagnostic products to improve patient health. With two FDA-cleared products targeting sepsis and a range of additional products in development, T2 Biosystems is an emerging leader in the field of in vitro diagnostics. The Company is utilizing its proprietary T2 Magnetic Resonance platform, or T2MR, to develop a broad set of applications aimed at lowering mortality rates, improving patient outcomes and reducing the cost of healthcare by helping medical professionals make targeted treatment decisions earlier. T2MR enables the fast and sensitive detection of pathogens, biomarkers and other abnormalities in a variety of unpurified patient sample types, including whole blood, eliminating the time-consuming sample prep required in current methods. For more information, please visit www.t2biosystems.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the performance of the Company’s diagnostic products and the ability to bring such products to market. These and other important factors are discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as updated by the Form 8-K, filed with the SEC on December 1, 2015. For more information on T2 Biosystems, Inc.’s business, please refer to these and other filings the Company makes with the SEC from time to time. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, even if subsequent events cause its views to change. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Media Contact:

Susan Heins, Pure Communications
susan@purecommunicationsinc.com
864-286-9597

Investor Contact:

Matt Clawson, Pure Communications
matt@purecommunicationsinc.com
949-370-8500

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T2 Biosystems, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Quarter Ended	Quarter Ended	YTD	YTD
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Revenue:
Product revenue	$343	$—	$599	$—
Research revenue	$668	$119	2,214	119
Total revenue	1,011	119	2,813	119
Costs and expenses:
Cost of product revenue	$910	—	1,740	—
Research and development expenses	$6,638	5,210	25,362	19,782
Selling, general and administrative expenses	$5,008	3,747	19,094	11,018
Total costs and expenses	12,556	8,957	46,196	30,800
Loss from operations	(11,545)	(8,838)	(43,383)	(30,681)
Interest expense, net	$(513)	(251)	(1,967)	(721)
Other income (expense), net	$26	13	60	12
Net loss	$(12,032)	$(9,076)	$(45,290)	$(31,390)
Comprehensive Loss	$(12,032)	$(9,076)	$(45,290)	$(31,390)
Reconciliation of net loss to net loss applicable to common stockholders:
Net loss	$(12,032)	$(9,076)	$(45,290)	$(31,390)
Accretion of redeemable convertible preferred stock to redemption value	—		—	(4,570)
Net loss applicable to common stockholders	$(12,032)	$(9,076)	$(45,290)	$(35,960)
Net loss per share applicable to common stockholders - basic and diluted	$(0.56)	$(0.45)	$(2.21)	$(4.15)
Weighted-average number of common shares used in computing net loss per share applicable to common stockholders	21,322,799	20,041,577	20,501,748	8,674,931

T2 Biosystems, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	December 31, 2015	December 31, 2014
Assets
Current Assets:
Cash and cash equivalents	$73,662	$73,849
Accounts receivable	369	201
Prepaid expenses and other current assets	860	1,076
Inventory	683	115
Restricted cash, current portion	—	80
Total current assets	75,574	75,321
Property and equipment, net	10,655	2,760
Restricted cash	260	260
Deferred tax assets	—	313
Other assets	459	480
Total assets	$86,948	$79,134
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,228	$735
Accrued expenses and other current liabilities	4,162	3,662
Current portion of notes payable	4,471	295
Current portion of lease incentives	268	87
Deferred revenue	2,146	80
Deferred tax liabilities	—	313
Total current liabilities	12,275	5,172
Notes payable, net of current portion	26,222	20,660
Lease incentives, net of current portion	1,076	106
Other liabilities	436	195
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 200,000,000 shares authorized at December 31, 2015 and 2014; 24,175,381 and 20,041,645 shares issued and outstanding at December 31, 2015 and 2014, respectively	24	20
Additional paid-in capital	195,800	156,576
Accumulated deficit	(148,885)	(103,595)
Total stockholders’ equity	46,939	53,001
Total liabilities and stockholders’ equity	$86,948	$79,134

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